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                     [NAVIGANT/TM/ CONSULTING, INC. LOGO]

                              FOR USE:  Immediate


Contact:  Mimi Limbach
          (312) 573-5657



NAVIGANT CONSULTING NAMES NEW TOP MANAGEMENT TEAM
 .    William M. Goodyear is Chairman and CEO; Ben W. Perks is Executive Vice
     President and CFO
 .    Company is Considering Strategic Alternatives; Lehman Brothers Retained as
     Exclusive Financial Advisor

CHICAGO, May 22, 2000 - Navigant Consulting, Inc., (NYSE: NCI) today announced that it has restructured its senior management. The company's Board of Directors elected William M. Goodyear as Chairman and Chief Executive Officer, and Ben W. Perks as the company's Executive Vice President and Chief Financial Officer. The new team will focus on improving the company's financial performance and its cost and reporting structures, with particular emphasis on extracting value for the shareholders. The company also announced that it has retained the Lehman Brothers investment banking firm as its exclusive financial advisor to assist the company in evaluating its strategic alternatives.

"We will move aggressively in leveraging the Navigant Consulting's many strengths - its 2,200 talented employees, their world-class capabilities that create value for our broad spectrum of clients, and our competitively advantaged positions in the energy, litigation, financial and claims market segments - as we improve the company's financial performance and enhance shareholder value. I look forward to working with the Board of Directors and the Navigant Consulting management to deliver these results," said Mr. Goodyear.

Speaking on behalf of the company's Board of Directors, Samuel K. Skinner said:
"Bill Goodyear and Ben Perks are strong, experienced business leaders who each have a track record of performance excellence in their respective fields. They bring to Navigant Consulting the capabilities and skills that the company needs going forward."

Mr. Goodyear is a respected business leader who joins Navigant Consulting after a career in financial services and capital markets. He has been a member of the Navigant Consulting Board of Directors since December 15. Mr. Goodyear is immediate past chairman and former Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America's Global Private Bank until January of 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank, prior to the 1994 merger between Continental Bank


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Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental in 1972 and subsequently held a variety of assignments including corporate finance, large corporate lending, trading and distribution. Mr. Goodyear received his Bachelor's Degree in Business Administration from the University of Notre Dame and his Masters in Business Administration from Amos Tuck/Dartmouth. He resides in Chicago.

Mr. Perks comes to Navigant Consulting from PricewaterhouseCoopers LLP, where he was a senior Chicago partner in the Financial Advisory Services Group, a consulting organization providing financial, economic, business and strategic advice to companies with complex business problems and disputes. He has more than 32 years of professional services experience, including 22 as an audit and consulting partner in providing financial reporting, accounting, auditing, tax, economic, and litigation consulting services to clients. Mr. Perks holds a Professional Accounting Program degree from Northwestern University's J.L. Kellogg Graduate School of Management, a Masters in Business Administration from the University of Cincinnati College of Business Administration, a Juris Doctor degree from the University of Cincinnati College of Law, and a Bachelor of Arts from Denison University.

"Speaking for the Board, I want to thank Mitch Saranow, John Reed, Carl Spetzler and Jim Hillman for their contributions to the company. Their leadership took Navigant Consulting through an important passage. Individually and as a team, they identified and addressed a broad spectrum of key issues." said former Illinois Governor James R. Thompson, who has been a member of the company's Board of Directors since 1998.

Messrs. Goodyear and Perks replace the company's previous leadership structure, which was composed of three co-CEOs in the Office of the Chief Executive - Mitchell H. Saranow, John J. Reed and Carl S. Spetzler - and the CFO, Mr. Hillman. With Mr. Goodyear's appointment, the Board of Directors is dissolving the Office of the Chief Executive. Messrs. Saranow and Spetzler will remain members of the Navigant Consulting Board of Directors. Messrs. Perks and Spetzler will serve on a management committee that is being formed to assist Mr. Goodyear.

Noting that the company has retained Lehman Brothers as its exclusive financial advisor to assist in considering strategic alternatives, Mr. Goodyear said, "We have asked Lehman Brothers to help us aggressively explore all of our options. However, I want to emphasize that the key to maximizing shareholder value, serving our clients and supporting the professionals who create our revenue stream is to manage this company effectively."

About Navigant Consulting
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Navigant Consulting, Inc., is a management-consulting firm with a global reach that provides strategic, financial, management and expert services to large companies, government agencies, legal counsels, and regulated industries. The company focuses on industries undergoing substantial structural change and the issues that drive it.


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                     [NAVIGANT/TM/ CONSULTING, INC. LOGO]

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenue and financial estimates, significant client assignments, recruiting and new business solicitation efforts, regulatory changes, and general economic conditions.

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